Exhibit 10.3

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) by and between MaxCyte, Inc. (“Client”) and Amanda Murphy, an individual (“Consultant”) is effective as of April 15, 2022 (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Engagement of Services. Consultant agrees to provide consulting services as an advisor to the Client at the request of either the General Counsel or Chief Accounting Officer (“Executive(s)”) of the Client (the “Services”). Consultant agrees to exercise the highest degree of professionalism and utilize her expertise and talents in performing these Services. Client agrees not to request more than ten (10) hours of Services a week, and Consultant agrees that she will not communicate (electronically or by phone) with Client’s employees, investors or agents regarding such Services unless explicitly authorized in advance by Consultant’s General Counsel in email communication. Consultant agrees to make herself available to perform such consulting services throughout the Consulting Period (as defined below), and to be reasonably available to meet with the Client at its offices or otherwise.

2.Compensation.

2.1Consulting Fee. For services rendered during the Term (as defined below), the Client will pay Consultant a consulting fee of $35,000 per full calendar month, prorated for any partial month (the “Monthly Fee”). All fees will be invoiced by Consultant following the end of each calendar month during the Consulting Period and are due and payable by the Client within thirty (30) days after receipt of Consultant’s monthly invoice.

2.2Option Vesting. In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, the Client will permit Consultant’s Option (as defined in the “Separation Agreement” dated April 6, 2022) to continue vesting during the Term, so long as this Agreement remains in effect. All matters of vesting and exercisability of Consultant’s Option shall be as governed by Section 5 of the Separation Agreement and the terms of the applicable Option Documents (as defined in the Separation Agreement).

3.Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the

U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

4.Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

5.	Representations and Warranties. Consultant represents and warrants that:

(a) Consultant has the full right and authority to enter into this Agreement and perform her obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.

6.Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide her own equipment, tools and other materials at her own expense. Consultant is not authorized to represent that she is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

7.Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

8.Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither she nor her employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and her employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

9.No Employee Benefits. Except as described in Sections 3(c) and 4 of the Separation Agreement, Consultant acknowledges and agrees that neither she nor anyone acting on her behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of herself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees. Notwithstanding the above, this Agreement does not amend or abrogate in any manner any benefits owed to Consultant under any qualified retirement plan or health and welfare benefit plan in which Consultant was a participant during her previous employment relationship with the Client.

10.Expenses and Liabilities. Consultant agrees that as an independent contractor, she is solely responsible for all expenses (and profits/losses) she incurs in connection with the performance of services, other than as set forth herein. Consultant understands that she will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client; provided, however, that Client agrees to reimburse Consultant for all reasonable travel expenses (e.g. air fare, train, car rentals, taxi and share ride services) incurred in performance of the Services that are approved in writing by the Client (email shall suffice) prior to such expenses being incurred. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

11.Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.

12.No Conflict of Interest. During the Consulting Period, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which Compete (as defined below) with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on her part that prevents or impedes Consultant’s performance under this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party. For purposes of this Section 12, “Compete” shall mean all products or services, or the research or development thereof, which are directly or indirectly involved in enabling therapeutic developers to transfect cells for development of cellular and gene therapies.

13.Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or

(2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14.Term and Termination.

14.1Term. The term of this Agreement and the “Consulting Period” is from the Effective Date set forth above for six (6) months (the “Term”), unless earlier terminated as provided in Section 14.2.

14.2Termination.

(a)Automatic Termination. If Consultant fails to execute the Separation Agreement within twenty-one (21) days of receipt or Consultant executes but then later revokes the Separation Agreement, then this Agreement will automatically terminate effective as of: (i) the end of the 21st day following Consultant’s receipt of the Separation Agreement, if Consultant does not execute the Separation Agreement by such date; or (ii) the end of the day on which Consultant revokes the Separation Agreement.

(b)Termination upon Breach. Upon agreement by the majority of the Client’s Board of Directors (the “Board”), the Client may terminate this Agreement at any time immediately due to a material breach by Consultant if the Board has determined that Consultant has committed a “material breach”. The parties agree that a “Material Breach” by Consultant shall occur if she: (i) breaches any material obligations of this Agreement, the Separation Agreement or her Invention, Non-Disclosure and Non-Compete Agreement; or (ii) violates local, state, or federal laws, which results in harm to the Client or its business reputation.

(c)Voluntary Termination. Consultant may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Client.

14.3Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation for services performed after the date of termination, other than as set forth herein. Additionally, notwithstanding anything to the contrary herein or in the Plan or Option Documents, in the event the Consultant terminates this Agreement for any reason (including pursuant to Section 14.2(c)), or if Client terminates for Material Breach pursuant to 14.2(b), Consultant shall no longer be deemed in Continuous Service (as defined in the Separation Agreement) as of such termination date for purposes of vesting of the Option. To the extent the Board elects to terminate this Agreement pursuant to a Client Voluntary Termination prior to the expiration of the Term, the remaining Monthly Fees shall be paid monthly until expiration of the Term.

14.4Survival. The rights and obligations contained in Sections 3-6, 8-9, 12,

14.3 and 15-21 will survive any termination or expiration of this Agreement.

15.Successors and Assigns. Consultant may not subcontract or otherwise delegate her obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

16.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

17.Governing Law. This Agreement shall be governed in all respects by the laws of the State of Illinois, as such laws are applied to agreements entered into and to be performed entirely within Illinois between Illinois residents. Any suit involving this Agreement shall be brought in a court sitting in Illinois. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

18.Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19.Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

20.Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorneys’ fees).

Entire Agreement. This Agreement is being entered into as part of the Separation Agreement between the Client and Consultant, and, per Section 14.2(a), will only remain in effect if Consultant executes this Agreement and the Separation Agreement (and does not subsequently revoke the Separation Agreement). This Agreement and the Separation Agreement constitute the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client. The parties have entered into separate agreements related to Consultant’s previous employment relationship with Client. These separate agreements govern the previous employment relationship between Consultant and Client, have or may have provisions that survive termination of Consultant’s relationship with Client (including under this Agreement), may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement. With respect to the Consultant’s Option, to the extent of any inconsistency or conflict between the terms of this Agreement (including the Separation Agreement) and the terms of the Plan or Option Documents, the terms of this Agreement (including the Separation Agreement) shall govern.

[SIGNATURE PAGE TO FOLLOW]

“Client”“Consultant”

MaxCyte, Inc.Amanda Murphy

By:

DateDate